                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                   Under the Securities Exchange Act of 1934
                               (Amendment No. 1)*


                                FMC Gold Company
                       (now known as Meridian Gold Inc.)
                       ---------------------------------
                                (Name of Issuer)

                     Common Stock, $.01 par value per share
                     --------------------------------------
                         (Title of Class of Securities)

                                  302494 10 9
                                  --------------
                                 (CUSIP Number)


* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                               Page 1 of 5 Pages

-----------------------                                  ---------------------
  CUSIP NO. 302494 10 9               13G                  PAGE 2 OF 5 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      FMC Corporation  #94-0479804


------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4    Delaware


------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5    None
     NUMBER OF

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6    None

     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7    None
    REPORTING

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8    None

------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9    None

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10


------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11

      0.0%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12    CO


------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

ITEM 1(A)    NAME OF ISSUER:
             --------------

             FMC Gold Company (now known as Meridian Gold Inc.)

ITEM 1(B)    ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:
             -----------------------------------------------

             5011 Meadowood
             Reno, Nevada  89502

ITEM 2(A)    NAME OF PERSON FILING:
             ---------------------

             FMC Corporation

ITEM 2(B)    ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:
             -----------------------------------------------------------

             200 East Randolph Drive
             Chicago, Illinois  60601

ITEM 2(C)    CITIZENSHIP:
             -----------

             FMC Corporation is a Delaware corporation.

ITEM 2(D)    TITLE OF CLASS OF SECURITIES:
             ----------------------------

             Common Stock, $.01 par value per share

ITEM 2(E)    CUSIP NO.:
             ---------

             302494 10 9

ITEM 3 IF THIS STATEMENT IS FILED PURSUANT TO RULES 13d-1(b), OR 13d-2(b), CHECK WHETHER THE PERSON FILING IS AN:
             ------------------------------------------------------------------
             Not applicable

ITEM 4       OWNERSHIP:
             ---------

             (a) - (c)  Not applicable. See response to item 5.

ITEM 5       OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:  [x]
             --------------------------------------------

             On July 31, 1996, FMC Gold Company reincorporated into Canada as Meridian Gold Inc. Following a registered secondary public offering of its shares of Meridian Gold Inc. common stock in July and August 1996, FMC Corporation owned no common shares of Meridian Gold Inc., the successor to FMC Gold Company.


                               Page 3 of 5 Pages

ITEM 6    OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON:
          ---------------------------------------------------------------

          Not applicable

ITEM 7 IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY:
          ----------------------------------------------------------------------

          Not applicable

ITEM 8    IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:
          ---------------------------------------------------------

          Not applicable

ITEM 9    NOTICE OF DISSOLUTION OF GROUP:
          ------------------------------

          Not applicable

ITEM 10.  CERTIFICATION:
          -------------

          Not applicable


                               Page 4 of 5 Pages

                                   SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  February 4, 1997


                              FMC CORPORATION


                              By: /s/ Robert L. Day
                                 ---------------------------
                                Name:  Robert L. Day
                                Its:   Secretary


                               Page 5 of 5 Pages